Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated July 17, 2025, except for Note 2, 16, and 19 which are dated August 1, 2025, in the Registration Statement on Amendment No. 1 to Form F-1 (Registration No. 333-292850), under the Securities Act of 1933 with respect to the consolidated balance sheets of Megan Holdings Limited and its subsidiaries (collectively the “Company”) as of December 31, 2022, 2023 and 2024, and the related consolidated statements of comprehensive income, changes in shareholders’ equity, and cash flows in each of the years for the three-year period ended December 31, 2024, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the above mentioned Registration Statement.

San Mateo, California	WWC, P.C.
February 13, 2026	Certified Public Accountants
PCAOB ID: 1171